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                                                           EXHIBIT 11.01

                                                 LDI CORPORATION AND SUBSIDIARIES
                                                 COMPUTATION OF EARNINGS PER SHARE
                                           (Amounts in Thousands, Except Per Share Data)

                                                                THREE                            SIX
                                                            MONTHS ENDED                    MONTHS ENDED
                                                               JULY 31                         JULY 31
                                                       1994              1993              1994        1993
                                                   ------------   --------------      ------------   ------------
 AVERAGE SHARES OUTSTANDING
 --------------------------
 1. Average common shares outstanding                   6,727             6,727            6,727       6,727

 2. Net additional shares outstanding assuming
    stock options and warrants exercised and
    proceeds used to purchase treasury stock              (A)               (A)               (A)        (A)

 3. Dilutive shares contingently issuable
    upon conversion of debentures  (See Note
    6 of the Notes to Consolidated Financial              N/A               656               (A)        656
    Statements)

 4. Adjusted average common shares
    outstanding for fully diluted computation           6,727             7,383            6,727       7,383

 NET EARNINGS
 ------------

 5. Net earnings (loss) as reported in
    statements of consolidated earnings               $(2,240)           $1,210          $(3,077)     $2,482

 6. Decrease in interest expense and
    amortization of debt issuance costs relating to
    the subordinated debentures, net of                   N/A               148               (A)        303
    income tax benefit

 7. Adjusted net earnings (loss)                      $(2,240)           $1,358          $(3,077)     $2,786

 EARNINGS PER SHARE
 ------------------

 8. Net earnings (loss) per average common share
    outstanding                                         $(.34)           $  .18            $(.46)      $ .37

 9. Net earnings per common share on a fully              (A)         (B)$  .18               (A)   (B)$ .37
    diluted basis


(A) Antidilutive

(B) Fully diluted earnings per share is not presented, as the dilutive effect is less than 3%.

N/A Not Applicable

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